UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 21, 2015

TUMBLEWEED HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	0-22315	34-1413104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

720 Fifth Avenue, 10th Floor, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 247-0581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements to Certain Officers

On September 21, 2015, the Board of Directors (the “Board”) of Tumbleweed Holdings, Inc. (the “Company”) appointed Seth Lukash, age 69, as the President and Chief Operating Officer of the Company. Mr. Lukash has been a director of the Company since May 2014 and, since July 2015, was the acting President and Chief Operating Officer. He has 30 years of experience as a CEO of various technology companies. He was the Chairman and CEO of Tridex Corporation, a manufacturing and technology company, from 1983 to 1995. Under Mr. Lukash's leadership, Tridex grew its revenues from $6 million to over $100 million. Mr. Lukash then became CEO and Chairman of Progressive Software, a large provider of application software to the restaurant and hospitality market, from 1995 to 2001. Between 2001 and 2003 he was CEO of Food Automation Services and Smart Commercial Kitchens, a group of privately held companies providing controls and technology to the food services industry. Mr. Lukash rendered consulting services from 2003 to the present and is a director of Triax Technologies, LLC and Strategic Turnaround Master Partnership, Ltd. (Cayman). He also serves as advisor to Strategic Turnaround Equity Partners, LP (Cayman). He graduated from the University of Miami with a B.A. in Finance.

Other than Mr. Lukash’s prior services for the Company, Mr. Lukash has not engaged in a related party transaction with the Company during the last two fiscal years, and there are no family relationships between Mr. Lukash and any of the Company’s executive officers or directors.

Correction: In a press release dated July 13, 2015, the Company inadvertently omitted “Acting” from Mr. Lukash’s title and mistakenly identified him as President and Chief Operating Officer when he did not have such authority as of that earlier date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title

99.1	Press Release dated September 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

TUMBLEWEED HOLDINGS, INC.

Dated: September 25, 2015	By: /s/ Gary Herman
Gary Herman
Chief Executive Officer